Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share, issuable upon the conversion of certain unsecured convertible notes	(1)	Other	24,775,574	$1.75	$43,357,254.50	0.0001381	$5,987.64
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	(2)	457(o)	153,020	$1.46	$223,409.20	0.0001381	$30.85

Total Offering Amounts:							$43,580,663.70		6,018.49
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$6,018.49

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Offering Note(s)

(1)	Consist 24,775,574 shares of Class A Common Stock issuable upon the conversion of (a) certain unsecured convertible promissory notes issued in a private placement (the “March Financing”) to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of March 21, 2025 (the “March SPA”); (b) certain unsecured convertible promissory notes issued upon exercise of certain incremental warrants issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of December 21, 2024; (c) certain unsecured convertible promissory notes issued upon exercise of certain incremental warrants issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of September 5, 2024; (d) certain unsecured convertible promissory notes issued upon exercise of certain incremental warrants issued in the March Financing pursuant to the March SPA; (e) certain unsecured convertible promissory notes issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of July 14, 2025; (f) certain unsecured convertible promissory notes issued on June 9, 2025 and August 22, 2025 (collectively, the “Unsecured Notes”) issued to an accredited investor in connection with that certain securities purchase agreement by and between the Company and certain institutional investors, dated May 8, 2023, as amended from time to time.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the conversion price of the Unsecured Notes.
(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the per share price of $1.46, which is the closing price of the Class A Common Stock on October 20, 2025, the day immediately prior to the issuance date of such 153,020 shares.